Exhibit 99

INVESTOR CONTACT:
William Prate
Senior Director, Investor Relations
william.prate@tennantco.com
763-540-1547

Tennant Company Reports 2021 Second-Quarter Results

●	Second-quarter net sales of $279.1 million, increase of 27.5 percent organically

●	Second-quarter net income of $9.8 million, or $0.51 diluted earnings per share; adjusted diluted EPS of $1.18 per share

●	Second-quarter adjusted EBITDA of $35.1 million, or 12.6 percent of sales

●	Company affirms guidance for full-year 2021

MINNEAPOLIS, Aug. 3, 2021—Tennant Company (“Tennant”) (NYSE: TNC), a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world, today reported its second-quarter results for 2021. Second-quarter net sales totaled $279.1 million, representing a year-over-year increase of 27.5 percent on an organic basis, with organic growth across all geographic regions. Net income for the second quarter of 2021 was $9.8 million, or $0.51 per diluted share, compared with $14.3 million, or $0.77 per diluted share, in the year-ago period. Adjusted diluted earnings per share, which exclude certain non-operational items and amortization expense, were $1.18, compared with $0.96 in the second quarter of 2020. Excluding non-operational items, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2021 were $35.1 million, or 12.6 percent of sales, compared with $35.3 million, or 16.5 percent of sales, in the year-ago period. In the second quarter of 2021, cash flow from operations provided $19.4 million, compared with $39.8 million in the prior-year second quarter. (See the Supplemental Non-GAAP Financial Table.)

“Tennant’s second-quarter revenue results reflect the continuing market recovery we saw across our geographic markets,” said Dave Huml, Tennant Company’s President and Chief Executive Officer. “We remain confident and committed to delivering our full-year guidance despite the current global supply-chain constraints and commodity inflation impacting our ability to fully meet the increase in customer demand.”

“I continue to be extremely proud of our global teams’ efforts in addressing the operational challenges unique to each region as countries and markets navigate their post-pandemic recoveries. We are taking decisive actions to overcome these macro-market challenges, safeguard the customer experience, and deliver on our financial commitments. In the wake of the pandemic, we are well positioned to respond to our customers’ evolving needs, given the increased importance of commercial and industrial cleaning and the range of benefits our products and services offer.”

(more)

Page 2 – Tennant Company Reports 2021 Second-Quarter Results

Second-Quarter Revenue

In the second quarter of 2021, Tennant’s consolidated net sales of $279.1 million were up 30.4 percent over the same period last year, or 27.5 percent on an organic basis, including a favorable foreign-exchange effect of 5.4 percent and a divestiture impact of -2.5 percent. The Company reported organic growth across all geographic regions.

●

Americas – Sales in the Americas increased 22.7 percent year over year with organic growth of 25.4 percent, including a foreign exchange effect of 1.1 percent and a divestiture impact of -3.8 percent related to the sale of the Company’s coatings business. The results were driven by strong sales in both North America and Latin America, with growth across all channels and product categories, despite a decline in the Company’s Autonomous Mobile Robot (AMR) business, due to the lapping of a large order in North America in the prior-year quarter. Strong customer orders resulted in higher-than-normal backlog levels, as of the end of the second quarter this year, as the Company managed issues of parts availability related to global supply-chain constraints and labor shortages during the quarter.

●

Europe, the Middle East, and Africa (EMEA) – Sales in EMEA increased 55.5 percent, or 40.2 percent organically, including a foreign exchange effect of 15.3 percent, with growth across all countries and product categories, as pandemic-related restrictions eased.

●

Asia-Pacific (APAC) – Sales in APAC rose 16.6 percent, or 9.6 percent organically, including a foreign exchange effect of 7.0 percent, driven primarily by strength in Australia across all product categories. Results in China were flat year over year, which was due to parts availability issues.

Second-Quarter Profitability Measures

●

Gross Margin – Reported and adjusted gross margin in the second quarter of 2021 were both 41.2 percent, compared with 41.8 percent in the year-ago period, reflecting the impact of government credits and cost-saving actions taken in the prior-year quarter in response to the onset of the pandemic. The year-over-year decline also reflects increased costs related to freight, materials and labor, which were partially offset by favorable pricing and cost-saving initiatives.

●

Adjusted EBITDA – Adjusted EBITDA in the second quarter of 2021 decreased slightly to $35.1 million, or 12.6 percent of sales, compared with $35.3 million, or 16.5 percent of sales, in the second quarter of 2020. Q2 2020 results were driven by cost-saving initiatives taken in response to the pandemic, including furloughs, reduced work schedules, management incentive reductions, government credits and business-related cost savings.

(more)

Page 3 – Tennant Company Reports 2021 Second-Quarter Results

Cash Flow, Capital Allocation and Liquidity

During the second quarter of 2021, Tennant generated $19.4 million in cash flow from operations, driven primarily by strong business performance. As of June 30, 2021, the Company had $135.1 million in cash and cash equivalents. In the second quarter, the Company amended and restructured its existing credit agreement to optimize its debt structure and enhance its flexibility, while significantly reducing future interest expense.  Additionally, the Company used borrowings from the new credit agreement to redeem $300 million principal amount outstanding of its 5.625 percent senior notes due 2025.

2021 Business Outlook

“Our full-year guidance assumes our effective management of a challenging supply chain and operations environment, as well as our growing confidence that we are in a long-term global recovery for commercial and industrial cleaning,” said Huml. “While we will remain vigilant in our overall cost management in the face of material inflation, parts availability issues and higher freight costs, we will continue to execute against our enterprise strategy and stay focused on serving our customers by providing high-quality products and superior service.”

For 2021, Tennant affirms the following guidance ranges:

●	Net sales of $1.090 billion to $1.110 billion, reflecting organic sales growth of 9 to 11 percent;
●	Full-year reported GAAP earnings in the range of $3.45 to $3.85 per diluted share;
●	Adjusted EPS of $4.10 to $4.50 per diluted share;
●	Adjusted EBITDA of $140 million to $150 million;
●	Capital expenditures of approximately $20 million; and
●	An adjusted effective tax rate of approximately 20 percent.

Conference Call

Tennant will host a conference call to discuss its 2021 second-quarter results today, August 3, 2021, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the home page. A taped replay of the conference call, with slides, will be available at investors.tennantco.com.

Company Profile

Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.0 billion in 2020 and has approximately 4,300 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

(more)

Page 4 – Tennant Company Reports 2021 Second-Quarter Results

Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; uncertainty surrounding the impacts and duration of the COVID-19 pandemic; our ability to comply with global laws and regulations; our ability to adapt to customer pricing sensitivities; the competition in our business; fluctuations in the cost, quality or availability of raw materials and purchased components; our ability to adjust pricing to respond to cost pressures; unforeseen product liability claims or product quality issues; our ability to attract, retain and develop key personnel and create effective succession planning strategies; our ability to effectively develop and manage strategic planning and growth processes and the related operational plans; our ability to successfully upgrade and evolve our information technology systems; our ability to successfully protect our information technology systems from cybersecurity risks; the occurrence of a significant business interruption; our ability to maintain the health and safety of our workers; our ability to integrate acquisitions; and our ability to develop and commercialize new innovative products and services.

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect our results can be found in our 2020 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any further disclosures by us in our filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures

This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or non-operational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

We believe that disclosing gross profit – as adjusted, gross margin – as adjusted, selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax (benefit) expense – as adjusted, net income attributable to Tennant Company – as adjusted, net income attributable to Tennant Company per share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP Measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. We use these as one measure to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate gross profit – as adjusted and gross margin – as adjusted by adjusting for the discontinuation of product lines. We calculate S&A expense – as adjusted, and S&A expense as a percent of net sales – as adjusted by adjusting for restructuring charges, acquisition-contingent consideration and gain on sale of business recorded in S&A. We calculate operating income – as adjusted and operating margin – as adjusted by adjusting for the pre-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration and gain on sale of business. We calculate income before income taxes – as adjusted by adjusting for the pre-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business and loss on extinguishment of debt. We calculate income tax (benefit) expense – as adjusted by adjusting for the tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business and loss on extinguishment of debt. We calculate net income attributable to Tennant Company – as adjusted by adjusting for the after-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business and loss on extinguishment of debt. We calculate net income attributable to Tennant Company per share – as adjusted by adjusting for the after-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business and loss on extinguishment of debt, and dividing the result by the diluted weighted average shares outstanding. We calculate EBITDA – as adjusted by adjusting for the pre-tax effect of the discontinuation of product lines, restructuring charges, acquisition-contingent consideration, amortization expense, gain on sale of business, loss on extinguishment of debt, interest expense, net, income tax (benefit) expense, depreciation expense and amortization expense to net income including noncontrolling interest – as reported. We calculate EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales.

(more)

Page 5 – Tennant Company Reports 2021 Second-Quarter Results

Investors should consider these Non-GAAP financial measures in addition to, not as a substitute for, or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in the Supplemental Non-GAAP Financial Table to this earnings release.

FINANCIAL TABLES FOLLOW

Page 6 – Tennant Company Reports 2021 Second-Quarter Results

TENNANT COMPANY

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except shares and per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$279.1	$214.0	$542.4	$466.1
Cost of sales	164.2	124.5	314.2	273.8
Gross profit	114.9	89.5	228.2	192.3
Research and development expense	8.3	6.6	15.7	14.0
Selling and administrative expense(1)	86.2	60.0	155.8	141.0
Operating income	20.4	22.9	56.7	37.3
Interest expense, net	(2.1)	(4.8)	(6.0)	(9.0)
Net foreign currency transaction gain (loss)	—	—	0.5	(4.1)
Loss on extinguishment of debt	(11.3)	—	(11.3)	—
Other income (expense), net	0.2	(0.2)	0.3	—
Income before income taxes	7.2	17.9	40.2	24.2
Income tax (benefit) expense	(2.6)	3.6	4.7	4.7
Net income including noncontrolling interest	9.8	14.3	35.5	19.5
Net income attributable to Tennant Company	$9.8	$14.3	$35.5	$19.5

Net income attributable to Tennant Company per share
Basic	$0.53	$0.78	$1.92	$1.06
Diluted	$0.51	$0.77	$1.88	$1.05

Weighted average shares outstanding
Basic	18,547,276	18,347,189	18,501,930	18,317,003
Diluted	18,931,703	18,584,693	18,879,616	18,614,527

(1) Six months ended June 30, 2021 includes a $9.8 million gain on sale of the Coatings business.

GEOGRAPHICAL NET SALES(2) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change
Americas	$167.2	$136.3	22.7%	$325.0	$298.9	8.7%
Europe, Middle East and Africa	85.2	54.8	55.5%	166.1	126.8	31.0%
Asia Pacific	26.7	22.9	16.6%	51.3	40.4	27.0%
Total	$279.1	$214.0	30.4%	$542.4	$466.1	16.4%

(2) Net of intercompany sales.

(more)

Page 7 – Tennant Company Reports 2021 Second-Quarter Results

TENNANT COMPANY

CONSOLIDATED BALANCE SHEETS

(In millions)	(Unaudited)
	June 30,	December 31,
	2021	2020
ASSETS
Cash, cash equivalents, and restricted cash	$135.1	$141.0
Receivables, less allowances of $5.1 and $4.6, respectively	207.6	199.9
Inventories	148.2	127.7
Prepaid and other current assets	31.5	25.0
Total current assets	522.4	493.6
Property, plant and equipment, less accumulated depreciation of $262.5 and $252.0, respectively	172.1	185.5
Operating lease assets	45.6	44.5
Goodwill	202.0	207.8
Intangible assets, net	111.1	126.2
Other assets	28.2	25.0
Total assets	$1,081.4	$1,082.6
LIABILITIES AND TOTAL EQUITY
Current portion of long-term debt	$3.2	$10.9
Accounts payable	118.5	106.3
Employee compensation and benefits	61.0	53.7
Other current liabilities	101.6	83.4
Total current liabilities	284.3	254.3
Long-term debt	266.0	297.6
Long-term operating lease liabilities	29.5	28.7
Employee-related benefits	17.3	17.9
Deferred income taxes	33.4	39.1
Other liabilities	13.4	38.9
Total long-term liabilities	359.6	422.2
Total liabilities	643.9	676.5
Common Stock, $0.375 par value; 60,000,000 shares authorized; 18,665,065 and 18,503,805 shares issued and outstanding, respectively	7.0	6.9
Additional paid-in capital	64.9	54.7
Retained earnings	390.2	363.3
Accumulated other comprehensive loss	(25.9)	(20.1)
Total Tennant Company shareholders' equity	436.2	404.8
Noncontrolling interest	1.3	1.3
Total equity	437.5	406.1
Total liabilities and total equity	$1,081.4	$1,082.6

(more)

Page 8 – Tennant Company Reports 2021 Second-Quarter Results

TENNANT COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
(In millions)	June 30,
	2021	2020
OPERATING ACTIVITIES
Net income including noncontrolling interest	$35.5	$19.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16.2	15.7
Amortization of intangible assets	10.3	10.0
Deferred income taxes	(5.9)	(2.7)
Share-based compensation expense	7.0	2.8
Bad debt and returns expense	0.9	0.7
Acquisition contingent consideration adjustment	0.7	(0.3)
Gain on sale of business	(9.8)	—
Debt extinguishment cost	11.3	—
Other, net	1.3	2.0
Changes in operating assets and liabilities:
Receivables	(13.5)	38.3
Inventories	(32.3)	(5.1)
Accounts payable	16.9	(17.8)
Employee compensation and benefits	7.5	(16.4)
Other assets and liabilities	(8.3)	1.8
Net cash provided by operating activities	37.8	48.5
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(8.0)	(18.4)
Proceeds from disposals of property, plant and equipment	—	0.1
Proceeds from sale of business, net of cash divested	24.7	—
Purchase of intangible assets	—	(0.1)
Net cash provided by (used in) investing activities	16.7	(18.4)
FINANCING ACTIVITIES
Proceeds from borrowings	315.8	126.4
Repayments of debt	(360.4)	(125.5)
Debt extinguishment payment	(8.4)	—
Contingent consideration payment	(0.5)	—
Change in finance lease obligations	0.2	(0.1)
Proceeds from issuance of common stock	3.3	2.6
Dividends paid	(8.6)	(8.1)
Net cash used in financing activities	(58.6)	(4.7)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.8)	(0.7)
Net (decrease) increase in cash, cash equivalents and restricted cash	(5.9)	24.7
Cash, cash equivalents and restricted cash at beginning of period	141.0	74.6
Cash, cash equivalents and restricted cash at end of period	$135.1	$99.3

(more)

Page 9 – Tennant Company Reports 2021 Second-Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Gross profit - as reported	$114.9	$89.5	$228.2	$192.3
Gross margin - as reported	41.2%	41.8%	42.1%	41.3%
Adjustments:
Discontinuation of product lines	—	—	—	1.7
Gross profit - as adjusted	$114.9	$89.5	$228.2	$194.0
Gross margin - as adjusted	41.2%	41.8%	42.1%	41.6%

Selling and administrative expense - as reported	$86.2	$60.0	$155.8	$141.0
Selling and administrative expense as a percent of net sales - as reported	30.9%	28.0%	28.7%	30.3%
Adjustments:
Restructuring charge	(0.9)	(0.3)	(0.9)	(1.1)
Acquisition contingent consideration adjustment	(0.7)	0.3	(0.7)	0.3
Gain on sale of business	—	—	9.8	—
Selling and administrative expense - as adjusted	$84.6	$60.0	$164.0	$140.2
Selling and administrative expense as a percent of net sales - as adjusted	30.3%	28.0%	30.2%	30.1%

Operating income - as reported	$20.4	$22.9	$56.7	$37.3
Operating margin - as reported	7.3%	10.7%	10.5%	8.0%
Adjustments:
Discontinuation of product lines	—	—	—	1.7
Restructuring charge (S&A expense)	0.9	0.3	0.9	1.1
Acquisition contingent consideration adjustment	0.7	(0.3)	0.7	(0.3)
Gain on sale of business	—	—	(9.8)	—
Operating income - as adjusted	$22.0	$22.9	$48.5	$39.8
Operating margin - as adjusted	7.9%	10.7%	8.9%	8.5%

(more)

Page 10 – Tennant Company Reports 2021 Second-Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Income before income taxes - as reported	$7.2	$17.9	$40.2	$24.2
Adjustments:
Discontinuation of product lines	—	—	—	1.7
Restructuring charge	0.9	0.3	0.9	1.1
Acquisition contingent consideration adjustment	0.7	(0.3)	0.7	(0.3)
Amortization expense	5.0	5.0	10.3	10.0
Gain on sale of business	—	—	(9.8)	—
Loss on extinguishment of debt	11.3	—	11.3	—
Income before income taxes - as adjusted	$25.1	$22.9	$53.6	$36.7

Income tax (benefit) expense - as reported	$(2.6)	$3.6	$4.7	$4.7
Adjustments(1):
Discontinuation of product lines	—	—	—	0.4
Restructuring charge	0.3	0.1	0.3	0.4
Acquisition contingent consideration adjustment	0.5	—	0.5	—
Amortization expense	1.4	1.4	2.9	2.8
Gain on sale of business	—	—	(2.3)	—
Loss on extinguishment of debt	2.7	—	2.7	—
Income tax expense - as adjusted	$2.3	$5.1	$8.8	$8.3

(1) In determining the tax impact, we applied the statutory rate in effect for each jurisdiction where income or expenses were generated.

(more)

Page 11 – Tennant Company Reports 2021 Second-Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income attributable to Tennant Company - as reported	$9.8	$14.3	$35.5	$19.5
Adjustments:
Discontinuation of product lines	—	—	—	1.3
Restructuring charge	0.6	0.2	0.6	0.7
Acquisition contingent consideration adjustment	0.2	(0.3)	0.2	(0.3)
Amortization expense	3.6	3.6	7.4	7.2
Gain on sale of business	—	—	(7.5)	—
Loss on extinguishment of debt	8.6	—	8.6	—
Net income attributable to Tennant Company - as adjusted	$22.8	$17.8	$44.8	$28.4

Net income attributable to Tennant Company per share - as reported:
Diluted	$0.51	$0.77	$1.88	$1.05
Adjustments:
Discontinuation of product lines	—	—	—	0.07
Restructuring charge	0.03	0.01	0.03	0.04
Acquisition contingent consideration adjustment	—	(0.02)	—	(0.02)
Amortization expense	0.19	0.20	0.39	0.39
Gain on sale of business	—	—	(0.40)	—
Loss on extinguishment of debt	0.45	—	0.45	—
Net income attributable to Tennant Company per diluted share - as adjusted	$1.18	$0.96	$2.35	$1.53

(more)

Page 12 – Tennant Company Reports 2021 Second-Quarter Results

TENNANT COMPANY

SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In millions, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income including noncontrolling interest - as reported	$9.8	$14.3	$35.5	$19.5
Less:
Interest expense, net	2.1	4.8	6.0	9.0
Income tax (benefit) expense	(2.6)	3.6	4.7	4.7
Depreciation expense	7.9	7.6	16.2	15.7
Amortization expense	5.0	5.0	10.3	10.0
Earnings before interest, taxes, depreciation & amortization	22.2	35.3	72.7	58.9
Adjustments:
Discontinuation of product lines	—	—	—	1.7
Restructuring charge	0.9	0.3	0.9	1.1
Acquisition contingent consideration adjustment	0.7	(0.3)	0.7	(0.3)
Gain on sale of business	—	—	(9.8)	—
Loss on extinguishment of debt	11.3	—	11.3	—
Earnings before interest, taxes, depreciation & amortization - as adjusted	$35.1	$35.3	$75.8	$61.4
EBITDA margin - as adjusted	12.6%	16.5%	14.0%	13.2%

(###)